EXHIBIT 21.1

LIST OF SUBSIDIARIES

AlumiFuel Power, Inc.
AlumiFuel Power International, Inc.

AlumiFuel Power Technologies, Inc.
HPI Partners, LLC

NovoFuel, Inc.